Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan of our reports dated February 20, 2025, relating to the consolidated financial statements of Vulcan Materials Company and its subsidiary companies (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Birmingham, Alabama
May 9, 2025